EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For further information contact:
William B. Ruger, Jr.   603-863-3300
Stephen L. Sanetti       203-259-7843
Thomas A. Dineen       203-259-7843
STURM, RUGER & COMPANY, INC. REPORTS
THIRD QUARTER RESULTS
     SOUTHPORT, CONNECTICUT, October 20, 2005—Sturm, Ruger & Company, Inc. (NYSE-RGR), today reported third quarter 2005 net sales of $35.1 million compared to $35.4 million in the third quarter of 2004. The Company reported a net loss for the quarter ended September 30, 2005 of $1.0 million or $0.04 per share compared to a break-even result in the comparable quarter of 2004.
     For the nine months ended September 30, 2005, net sales were $113.7 million and net income was $2.7 million or $0.10 per share. For the corresponding period in 2004, net sales were $108.3 million and net income was $3.4 million or $0.13 per share.
     Chairman William B. Ruger, Jr. commented on the firearms results, “Firearm sales were flat for the quarter, but remain 4% ahead of last year for the nine months ended September 30, 2005 due largely to the continued popularity of the new family of Ruger Mark III pistols and the Ruger P345 centerfire pistols. Also in high demand are the new family of Ruger Vaqueros, the 50th Anniversary Ruger
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Blackhawk, the new family of Ruger Ranch Rifles and the Ruger Super Redhawk Alaskan. As I stated last quarter, production issues significantly curtailed new revolver and rifle shipments during the first half of the year. I can report that as a result of much hard work, shipments of these new products improved during the latter portion of the third quarter. Nevertheless, in order to better satisfy the demand for these new models, further improvements to our production processes continue.”
     On September 26, 2005, the Company introduced its latest new firearm, the Ruger 10/22 Compact Model. This new version of the world’s most popular .22 autoloading rifle features a 16 1/2” barrel, a correctly proportioned wood stock having a 12 1/2” length of pull and rifle-type buttplate, and advanced fiber optic adjustable sights. Stephen L. Sanetti, President and Chief Operating Officer, remarked on the introduction and the commencement of shipments of this new model, “Public acceptance of this short, fast-handling, easy-to-carry rifle has been remarkable. This latest addition to the Ruger line of quality firearms is now in regular production, and demand for it is strong.”
     Mr. Ruger commented on the Company’s investment castings business, “Casting year-to-date sales remain 9% ahead of last year and operating results are improved.”
     On August 1, 2005, the United States Senate passed “The Protection of Lawful Commerce in Arms Act” on a bipartisan vote of 65 – 31, reaffirming the basic principle that manufacturers of lawfully sold non-defective products should not be liable in the event of subsequent criminal misuse of these products, over which the manufacturers have no control. Today, the United States House of Representatives passed this act with a bipartisan vote of 283 – 144, and this bill will now head to President Bush who had indicated he will sign it.
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     Mr. Sanetti commented on this favorable development, “Court after court around the nation has affirmed our strong belief that the law should not be used by advocacy groups to allow legislation from the bench, particularly in such emotionally charged and heavily regulated areas as firearms sales, ownership, and use. However, the only way to truly end this needless and wasteful litigation is the enactment of this preemptive legislation.”
     On September 26, 2005, the lawsuit filed by the City of Cleveland against the Company and other members of the firearms industry was dismissed by the United States District Court, Northern District of Ohio, Eastern Division. Mr. Sanetti concluded, “In addition to the dismissal of the Cleveland lawsuit, we are again encouraged by the continuing decline in firearm accidents and related injuries to 100-year record low levels. The number of “conventional” product liability lawsuits against the Company also remains at a historic low.”
     Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company’s business segments are engaged in the manufacture of the world famous RUGER® brand of sporting and law enforcement firearms and titanium and steel investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the
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results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.
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STURM, RUGER & COMPANY, INC.
Condensed Consolidated Statements of Income (unaudited)
(in thousands, except per share amounts)

	Three Months Ended				Nine Months Ended
	September 30				September 30
	2005	%	2004	%	2005	%	2004	%

Firearms sales	$29,006	82.7	$29,063	82.1	$96,826	85.1	$92,798	85.7
Castings sales	6,084	17.3	6,317	17.9	16,918	14.9	15,531	14.3

Net sales	35,090	100.0	35,380	100.0	113,744	100.0	108,329	100.0
Cost of products sold	30,190	86.0	30,382	85.9	91,351	80.3	86,358	79.7

Gross profit	4,900	14.0	4,998	14.1	22,393	19.7	21,971	20.3
Expenses:
Selling	4,841	13.8	4,504	12.7	13,051	11.5	12,519	11.6
General and administrative	1,729	4.9	1,410	4.0	4,991	4.4	4,747	4.4

	6,570	18.7	5,914	16.7	18,042	15.9	17,266	16.0

Operating income(loss)	(1,670)	(4.7)	(916)	(2.6)	4,351	3.8	4,705	4.3

Gain on sale of real estate	0	0.0	874	2.5	0	0.0	874	0.8
Other income-net	35	0.1	9	0.0	156	0.1	92	0.1

Total other income	35	0.1	883	2.5	156	0.1	966	0.9

Income(loss) before income taxes	(1,635)	(4.6)	(33)	(0.1)	4,507	3.9	5,671	5.2

Income taxes (benefit)	(656)	(1.9)	(13)	0.0	1,807	1.6	2,274	2.1

Net income(loss)	($979)	(2.7)	($20)	(0.1)	$2,700	2.3	$3,397	3.1

Earnings per share
Basic	($0.04)		$0.00		$0.10		$0.13
Diluted	($0.04)		$0.00		$0.10		$0.13

Cash dividends per share	$0.10		$0.10		$0.30		$0.50

Average shares outstanding
Basic	26,911		26,911		26,911		26,911
Diluted	26,911		26,911		26,911		26,940
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STURM, RUGER & COMPANY, INC.
Condensed Consolidated Balance Sheet (unaudited)
(in thousands)

September 30,
2005
Assets
Cash and cash equivalents	$3,295
Short-term investments	18,447
Trade receivables, net	19,600
Inventories	52,749
Deferred income taxes	6,179
Prepaid expenses and other assets	5,306

Total current assets	105,576

Property, plant and equipment	162,119
Less depreciation	(136,041)

26,078

Deferred income taxes	833
Other assets	8,788

Total	$141,275

Liabilities and Stockholders’ Equity
Trade accounts payable and accrued expenses	$4,594
Product liability	1,584
Employee compensation	6,402
Workers’ compensation	5,433
Income taxes	910

Total current liabilities	18,923

Accrued pension liability	6,465
Product liability accrual	1,092

Stockholders’ equity	114,795

Total	$141,275

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